                                                                   EXHIBIT 10.33




                                BASIC AGREEMENT

                                    BETWEEN

                             MEDUSA CEMENT COMPANY
                        (Division of Medusa Corporation)

                                      AND

                          THE CEMENT, LIME, GYPSUM AND

                            ALLIED WORKERS DIVISION

                (INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON
              BUILDERS, BLACKSMITHS, FORGERS AND HELPERS, AFL-CIO)

                            ACTING ON BEHALF OF ITS

                                  LOCAL UNION

                        Charlevoix, Michigan, Local D480


                                   EFFECTIVE

                           May 1, 1998 to May 1, 2003


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




                                BASIC AGREEMENT


   I     Agreement and Purpose                                    1
  II     Union Recognition and Security                           2
 III     Seniority                                                4
  IV     Job Security                                             7
   V     Working Conditions                                       16
         Rates of Pay - Overtime                                  17
         Callouts and Off-Days                                    18
         Limitations Upon Overtime                                20
         Eight Consecutive Hour Rest Premium                      22
         Wage Rate - Transfer and Assignments                     23
         Sunday Work                                              24
         Reporting Pay                                            24
         Funeral Leave                                            24
         Jury Duty                                                25
         Shift Changes                                            25
         Wash Time and Rest Breaks                                25
  VI     Vacations with Pay                                       26
 VII     Holidays                                                 28
VIII     Wages                                                    30
  IX     Handling of Complaints                                   31
   X     Strikes and Lockouts                                     37
  XI     Safety                                                   38
 XII     Military Service                                         42
XIII     Supplemental Unemployment Benefit Plan                   42
 XIV     Subcontracting                                           43
  XV     Miscellaneous                                            44
 XVI     Term of Agreement                                        44
         Attachment A                                             47
         Attachment B                                             49
         Attachment C                                             50



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                               AGREEMENT BETWEEN
                             MEDUSA CEMENT COMPANY
                        (Division of Medusa Corporation)

                                      and

                      THE UNITED CEMENT, LIME, GYPSUM AND
                            ALLIED WORKERS DIVISION
             (International Brotherhood of Boilermakers, Iron Ship
              Builders, Blacksmiths, Forgers and Helpers, AFL-CIO)
                                and Local D-480

                     Effective May 1, 1998 thru May 1, 2002

                                   ARTICLE I

                             AGREEMENT AND PURPOSE


(a) This Agreement is by and between Medusa Cement Company, a Division of Medusa Corporation, hereinafter called the "Company", and the Cement, Lime, Gypsum and Allied Workers Division (International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO), hereinafter called the "Union", acting on behalf of its Local Unions, whose members are employees of Medusa Cement Company.

(b) The Company and the Local Union at each plant have negotiated a Local Agreement. Each Local Agreement has the same effective date and the same expiration date as this Basic Agreement. Local Supplemental Agreements shall not conflict or serve to modify provisions of this Basic Agreement.

(c) It is the policy of the Company and the Union that the provisions of Agreement shall be applied to all employees without regard to race, color, sex, age, religious creed, national origin, handicap or Vietnam Era Veteran status.

       The Masculine words "he", "his" and "him" as used in this Agreement also shall mean the feminine words, "she" and "her".


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
                                   ARTICLE II

                         UNION RECOGNITION AND SECURITY

(a) The Company recognizes the Union as the exclusive representative for all hourly rated production, maintenance, quarry and laboratory employees, excluding all office employees and all supervisors as defined by the National Labor Relations Act, as amended, for the purposes of collective bargaining in respect to wages, hours and working conditions at its plants located at:

                  Charlevoix, Michigan, Local D480

(b) It shall be a condition of employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the execution date of this Agreement shall remain members in good standing and those who are not members in good standing on the execution date of this Agreement shall on the thirtieth (30th) day following the execution date of this Agreement become and remain members in good standing in the Union. It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its execution date shall on the thirtieth (30th) day following the beginning of such employment become and remain members in good standing in the Union.

(c) The term "employee" as used in this Agreement refers only to an employee whose job is set forth in the Job Classification list attached to each Local Agreement or any subsequent job added to the list during the term of the Agreement.

(d) The Company will deduct from the monthly earnings of any of its employees his Initiation Fee and Union Membership Dues and will pay the same to the party to whom such employee directs the Company in writing. Each such employee desiring such deduction to be made from his earnings must present to the Company his signed order, which shall be substantially as follows:

       "I hereby authorize and direct the Medusa Cement Company to deduct and pay from my earnings accumulated to my credit my Initiation Fee and
       Union Membership Dues, and pay same to ............ I further agree to hold the Medusa Cement Company harmless on account of deductions and payment herein authorized."

       Medusa Cement Company ...


       -----------------------------
       Timekeeper

       Employee Clock No.
                         -----------


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


       This authorization may be canceled by the Union member on any anniversary date of this Agreement upon thirty (30) days prior written notice to the Company and the Union.

(e) The union shall furnish to the Plant Manager a written list of the names of employees who will serve on the committee. The number employees on the committee shall be defined by each Local Agreement. If a vacancy occurs on the committee, the Plant Manager, shall be informed by letter of the name of the new member before a meeting is held. No other members of the Union who are employees at the Plants are eligible to attend these meetings unless previously agreed to by the parties hereto.

(f) Notwithstanding the provisions of Article II (b) above, any employee, who is a member of and adheres to established and traditional tenets or teachings of a bona fide religion, body or sect which has historically held conscientious objections to joining or financially supporting labor organizations shall not be required to join or financially support the Union as a condition of employment; provided, however, that each such employee shall, as a condition of his or her employment, in lieu of the payment of periodic dues and initiation fees to the Union, pay sums equal to such dues and initiation fees to any one of the follow nonreligious charitable funds, which are exempt from taxation under'
       Section 501(C)(3) of the Internal Revenue Code:

                  1.     City of Hope
                  2.     American Cancer Society
                  3.     American Heart Association
                  4.     National Multiple Sclerosis Society
                  5.     American Red Cross

       It is expressly understood that any such employee holding conscientious objections and choosing not to join or financially support the Union, who requests the Union to use the grievance arbitration procedure on the employee's behalf, shall be required to pay to the Union the reasonable cost of processing any grievance on his or her behalf including reasonable cost of arbitration if any. (Because of State law this does not apply to Local D23 at Clinchfield, Georgia.)

(g) Upon receipt from an employee authorizing payroll deduction and specifying the amount to be deducted, the Company will deduct voluntary contribution to the City of Hope. All amounts so deducted shall be remitted by the Company to the City of Hope.

       The Company shall be held harmless from any claim, demand or action arising out of such deductions.Employees contributing to the City of Hope a cannot discontinue or change such contributions for one year.


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                                  ARTICLE III

                                   SENIORITY

(a)    The seniority unit shall be plant-wide.

(b) Seniority is continuous service which shall be calculated from date of first employment or re-employment following a break in continuous service, whichever occurs later.

       When two or more employees are hired on the same day, the employee with the lowest last four (4) digits in their social security number shall be senior to the employee with the highest last four (4) digits. This paragraph is effective May 10, 1978.

(c) New employees and those hired after a break in continuity of service will be regarded as probationary employees for the first sixty (60) days of wor and will receive no continuous service credit during such period. Probationary employees may file and process grievances under this Agreement, but may be laid off or discharged as exclusively determined by the Company. Probationary employees who continue in the service of the Company subsequent to the first sixty (60) days of work shall receive full continuous service credit from date of the most recent hiring.

       THE PROBATIONARY PERIOD MAY BE EXTENDED AN ADDITIONAL THIRTY (30) DAYS OF WORK BY MUTUAL AGREEMENT OF THE COMPANY AND THE UNION.

(d)    An employee covered by this Agreement shall lose his entire seniority if:

       (1)    He voluntarily quit;

       (2) He is discharged for cause and not rehired within six (6) months or reinstated;

       (3) An employee's seniority shall be broken and his employment terminated effective on date of his acceptance of Termination benefits under the provisions of the Supplemental Unemployment Benefit Plan Agreement;

       (4) The employee is on layoff or disability for a period of three years or 50% of his seniority attained at the start of such absence, whichever is less.

(e) A leave of absence for the purpose of accepting a position with The Cement, Lime, Gypsum and Allied Workers Division at the Local, district, or international level, or the AFL-CIO or any of its subordinate bodies, shall be available to not more than three (3) employees from each plant at any one time. Applications for such leave shall be submitted to the Company in writing thirty (30) days prior to the effective date of such leave to permit proper provisions to be made to fill the job to be vacated. Leaves of absence for this purpose shall be for an indefinite period. During such leave, seniority shall accumulate. Group insurance coverage shall be suspended after thirty (30) days of such leave.


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       All insurance coverages will be reinstated upon returning to work with the Company. Upon returning to work such employee will be reinstated on his former job, providing it is still in existence; if not, he shall be eligible to apply for any job within the bargaining unit by means of the existing bidding procedure or by bumping.

(f) The Company shall attach to each Local Agreement a list of employee's seniority dates in order of hiring and a list of the probationary employees.

(g) Temporary summer employees may be employed by the Company from May 1st through September 30th in order to facilitate filling of vacancies caused by vacations during these months. Employment of summer employees will be subject to the following conditions:

       (1) No summer employee will be hired when any regular employee is on layoff or drawing short workweek benefits.

       (2) All summer employees will be required to join the Union under the same terms and conditions as required in Article II, Sections (b) and (d) of the Basic Agreement.

       (3) All summer employees must sign an appropriate form which will spell out the terms of their employment including but not limited to an agreement to commence their employment on a specified date and terminate their employment on a specified date. Such dates must be in accordance with the time period specified in this section.

       (4) The term of employment will not be changed, altered or extended unless mutually agreed to by both the Company and the Local Union Committee.

       (5) Summer employees shall not accumulate seniority nor be eligible to bid on any new job or vacant job which may occur during their terms of employment.

       (6) A summer employee will not become eligible for a floating holiday and will not have any vacation rights.

       (7) Summer employees will not participate in the Company's pension, S.U.B. and insurance programs.

       The above will be in full force and effect, except that if any portion is found to be contrary to any federal, state or local law, it shall be changed to comply with said law.


                                   ARTICLE IV

                                  JOB SECURITY

(a)    (1)    Whenever the installation of mechanical equipment, change in production methods, the installation of new or larger equipment, the combining of jobs or the elimination


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              of jobs, will have an effect on the job status of one or more employees, the Company will give the Union reasonable advance notice of same and, upon request by the Union, will promptly meet with the Union to review and explore the effects of such installation or installations or change or changes upon the working force.

       (2) Employees will not be terminated by the Company as the result of mechanization, automation, change in production methods, the installation of new or larger equipment, the combining of jobs or the elimination of jobs.

       (3) Whenever an employee is no longer needed on his regular job as a result of circumstances described in (1) above, such employee may apply for any job or jobs within the bargaining unit on which an incumbent has less seniority, and for which he could reasonably be expected to qualify within a ninety (90) day on-the-job training period unless the employee applying for such job is disqualified due to physical reasons.

              The rate of pay for such employee shall not be less than ninety-five percent (95%) of the rate for the regular job from which he was displaced, irrespective of the rate of the job which he applies for and obtains.

              The ninety-five percent (95%) of rate protection shall apply for a minimum period of one (1) year, or a period equal to one-third (1/3) of an employee's seniority up to a maximum of two (2) years. If the affected employee is tendered training for a job which he could be reasonably expected to qualify for with a ninety (90) day on-the-job training period and refuses, he will not be entitled to any rate protection unless he has a bona fide reason for refusing. If an employee on ninety-five (95%) percent rate protection subsequently bids on and is awarded a lower rated job, he shall lose his rate protection.

       (4) Employees affected by the application of the foregoing procedures shall have and may exercise the same rights for retention and on-the-job training in accordance with their seniority status and the ninety-five percent (95%) rate guarantee shall also be applicable to them.

       (5) Employees who do not apply for and/or obtain a job in accordance with the provisions of (3), including employees displaced from their jobs but whose seniority status does not permit them to utilize job retention rights under the provisions of (3) or (4) will be placed on layoff status with recall rights in line with their seniority status for job vacancies which may thereafter occur.
       (6) The provisions of (3) of this Section do not apply to displacements or layoffs resulting from production curtailments, except that employees laid off and not recalled when production is resumed following curtailment will be entitled to the same rights as employees affected by the preceding (3).


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       (7)    Should the Company permanently shutdown the present facilities affording employment to the employees comprising the bargaining unit (the present facilities shall be deemed to have been permanently shutdown if all productive facilities are abandoned even though the shipping facilities continue to operate), the Company shall mail a notice informing each affected employee that his employment with the Company has been terminated because of the permanent shutdown. The notice shall be mailed at least ninety (90) days prior to the shutdown to the employee's last address on the Company's records. Each employee who is mailed said notice shall have the following options:

       A.     An employee who is not eligible for a normal (excluding thirty
              (30) year retirement pension) or late retirement pension may elect to transfer to another operation of the Company covered by a collective bargaining agreement with the Union in accordance with paragraph 8 or paragraph 9.

              Any transfer pursuant to paragraph 8 or 9 will occur not later than three (3) years after the last day the employee worked. An employee awaiting transfer shall be placed on layoff and shall receive S.U.B. Layoff or reduced layoff benefit provided the eligibility and other requirements of the S.U.B. Plan are met. An employee may void his election to transfer at any time during the three (3) year period. If the employee is eligible for an immediate pension at the time he voids his election to transfer, he shall retire, effective the date he voids his election, under the pension plan in effect at the time of the permanent shutdown. An employee may also void his election in order to apply for S.U.B. Termination benefits.

       B. An employee who is eligible for an immediate pension at the date of the permanent shutdown shall retire as of the effective date of the permanent shutdown, except

              1. An employee whose combined age and years of service equal 62 or more but less than 65 may elect layoff until his combined age and years of service equal 65 at which time the employee shall retire and receive a permanent shutdown pension. The pension plan in effect at the time of the permanent shutdown shall determine the retirement benefits payable to the employee. An employee who elects layoff under these conditions shall receive S.U.B. Layoff or reduced layoff benefits provided the eligibility and other requirements of the S.U.B. Plan are met.

              2. An employee who is eligible for an immediate pension other than a normal or late retirement pension and who elects to transfer to another operation of the Company shall not retire unless the transfer is not accomplished.

              3. An employee shall not be required to retire under a disability retirement pension earlier than he would otherwise be required to retire if the Company had not permanently shut down the facilities.


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              An employee who retires under the Pension Plan may also be entitled to receive S.U.B. Terminations benefits in accordance with the terms of the S.U.B. Plan.

       C. The employee may elect S.U.B. Termination Benefits in accordance with the terms of the S.U.B. Plan at any time within one (1) year after notice of termination has been mailed to him.

              An employee other than an employee who is eligible for an immediate pension may elect layoff prior to submitting his application for S.U.B. Termination Benefits and shall receive S.U.B. Layoff or reduced layoff benefits provided the eligibility and other requirements of the S.U.B. Plan are met.

       D. If the facilities which have been permanently shut down are reopened by the Company within three (3) years of the date of the permanent shutdown, an employee who has retired under the Pension Plan shall be eligible for recall in accordance with his seniority status at the time of the permanent shutdown. An employee who has elected S.U.B. Termination benefits shall also be eligible for recall in accordance with his seniority status at the time of the permanent shutdown. Any pensioner who has received S.U.B. Termination benefits and accepts recall and any former employee who has received S.U.B. Termination benefits and accepts recall shall repay said Termination benefits to the S.U.B. Trust Fund or to the Company, whichever was the source of the Termination benefits, in accordance with the S.U.B. Plan Agreement. Any employee who accepts recall shall have his previously accumulated seniority rights, pension, S.U.B., insurance and vacation credits as of the last day the employee worked or at the date of permanent shutdown, whichever occurs later, reinstated on the date he returns to work.

       E. An employee who is not eligible for an immediate pension may elect layoff and shall receive S.U.B. Layoff or reduced layoff benefits provided the eligibility and other requirements of the S.U.B. Plan are met.

              The employment rights of any employee on layoff shall terminate three (3) years after the last day the employee worked and the employee's seniority shall be broken.

       F. An employee's participation in the group insurance program shall terminate effective the day following the last day the employee worked and pending claims shall be processed in accordance with the terms of the existing group insurance program. No employee shall be eligible for holiday pay or vacation pay other than vacation pay due after the last day the employee worked or the date of the permanent shutdown, whichever occurs later. No employee shall accumulate credited service under the pension plan after the last day the employee worked or the date of the permanent shutdown, whichever occurs later.

       (G) THE COMPANY WILL ESTABLISH A 401(K) PLAN TO BEGIN AUGUST 1, 1998 WITH EMPLOYEE CONTRIBUTIONS UP TO 4% TO BE MATCHED 50% BY THE COMPANY. BEGINNING MAY 1,


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              2000, EMPLOYEE CONTRIBUTIONS UP TO 5% TO BE MATCHED 50% BY THE
              COMPANY, AND MAY 1, 2002 EMPLOYEE CONTRIBUTIONS UP TO 6% TO BE MATCHED 50% BY THE COMPANY.

       (8) In the event the Company constructs a new plant that will affect the employment status of employees in the Company's plant or plants comprising a bargaining unit, such employees shall be given an opportunity to make application for employment in the new plant before it starts operation, and such employees shall be given preferential employment right for the highest rated job the employee is capable of performing. Such an employee shall transfer with him all of his previously accumulated pension, S.U.B., insurance and vacation credits. His seniority rights at the former plant shall terminate upon his establishment of seniority rights in the new plant.

       (9) When an employee has been laid off or displaced because of permanent changes in the working force or because of a plant closing, he may make written application within fifteen (15) days of layoff or displacement for employment in another plant of the Company, and he shall be given preferential employment rights for job openings at such other plant, providing such employee is capable of performing the job that may be available at such other plant of the Company. Any employee so transferring from one plant to another of the Company shall retain his previously accumulated pension, S.U.B., insurance and vacation credits. His seniority rights at the former plant shall terminate upon his establishment of seniority rights in the plant to which he transferred.

       (10)   Employees transferring from one plant to another as provided in
              (a) (7), (8) and (9) of this Article will receive a moving expense allowance. The Company will reimburse each employee for actual moving expenses incurred to move furniture and other household goods up to a maximum of $1,000 per employee.

(b) When a production curtailment or a plant shutdown causes a reduction in personnel in a department or throughout the plant, a senior employee whose regular job is not required shall have the option of accepting available work for which he is qualified or accepting layoff. A Senior employee who elects to accept available work shall be entitled to:

       (1) Bump any junior employee whose job was previously held by the senior employee on a permanent basis for a sufficient period of time to demonstrate his ability to satisfactorily perform the job as it is constituted at the time of the production curtailment or plant shutdown. The senior employee must attempt to bump into a job that he previously held in the reverse order of his promotions. In other words, he must first attempt to bump into the job he held immediately prior to his present job, except each employee may select one job that he had previously held on a permanent basis or is qualified to perform immediately, and for purposes of this section only, consider it to be the job he held immediately prior to his present job. Each employee


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              may make such selection and this selection shall be updated effective on May 1, of each contract year at the employee's discretion.

              If the above procedure would result in an employee becoming a part of the labor crew, he may exercise his bumping rights set forth in (2) prior to entering the labor crew.

       (2) An employee can bump a junior employee on a plant-wide basis except for any maintenance job, any laboratory job, or those in the control room operator classification, provided he is qualified to perform the job immediately.

              Employees who hold utility or vacation-relief jobs where the employee actually works on several different jobs on a scheduled basis shall be considered as having held those classifications on a permanent basis for purposes of this section (b).

              Any junior employee who is displaced by a senior employee shall have the same rights as the senior employee set forth herein.

              After the bumping is completed, the Company has the right to require a senior employee to perform available work during the curtailment or shutdown if there is no junior employee with the necessary qualifications to perform the work.

              A plant shutdown is defined as a period during which none of the clinker burning units are producing.

              The wage rate paid during a production curtailment shall be the wage rate of the job performed. An employee who works on two or more jobs in one day shall be paid in accordance with Article V
              (j) (2).

              During periods of plant shutdowns when employees are needed for maintenance, repairs or work on plant alterations, the wage rate paid to employees who are retained for work during the first forty-five (45) days of plant shutdown shall not be less than the employee's regular straight time wage rate nominally paid when the plant is producing. After forty-five (45) days, the wage rate paid shall be the wage rate of the job performed. An employee who works on two or more jobs in one day shall be paid in accordance with Article V (j) (2).

              The ninety-five (95%) percent rate protection is not applicable to any bumping under this procedure.

(c) When the Company determines that additional jobs are required during or following a production curtailment or a plant shutdown in order to maintain or increase the work force, the manner in which the reduction of forces took place pursuant to Article IV, Section (b) will be reversed.


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       In the event that during a production curtailment or a plant shutdown an employee bids for and is awarded another job, he shall lose all rights pertaining to the job the employee previously held.

       Sections (b) and (c) of Article IV shall not add to, subtract from, or otherwise modify any maintenance training agreement by and between the Company and the International and/or Local Unions negotiated before or after the effective date of this Basic Agreement.

(d) The Company agrees to post a notice at least one week in advance of an intended shutdown. Whenever a layoff is planned because of a change or reduction in plant production requirements, the Company will, not less than seven (7) calendar days prior to the effective date of the layoff, post a bulletin stating the expected extent of such layoff, and the expected effect on the work force. In the event the required notice is not given in accordance with the above, the Company will pay the laid off employee(s) the scheduled time lost at the applicable straight-time hourly rate. The seven (7) calendar day period shall commence on the completion of the third shift following the day in which the notice was posted. The foregoing does not apply to disciplinary layoffs and layoffs because of curtailment made necessary by disaster or emergency conditions affecting the ability of the Company to physically operate the plant.

(e) Company personnel excluded from the bargaining unit shall not regularly perform bargaining unit work except temporarily in an emergency; for training or instruction purposes, for testing, diagnosis, analysis or when necessary to prevent disruption of the flow of operations or when necessary to meet the interest of efficient operations.

       Should a Company person excluded from the bargaining unit violate this commitment the Company will be required to pay to the effected worker or workers double time (his or their) regular straight time hourly rate for anytime worked by person not included in the bargaining unit, with a minimum of four (4) hours pay. If there is no affected worker, the penalty for such work shall be paid to the worker lowest in overtime in the classification and/or department.

(f) Any employee who becomes incapacitated and on the basis of competent medical opinion cannot perform the cubes of his/her regular job may exercise his/her plant seniority through the bumping procedure to move to any position within the bargaining unit at the plant for which he/she could qualify within a reasonable period of time but not to exceed 90 days. This in no way affects the bidding right of the employee.

(g) Any employee who is displaced by an incapacitated employee pursuant to paragraph (f) of this section, may exercise his/her plant seniority to bump into another position within the bargaining unit at the plant for which he/she is qualified in the same manner as covered in the job bidding procedure. The 95% rate protection is not applicable to bumping under paragraphs (f) and (g).


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(h)    All vacancies and new jobs created shall be posted no later than the eighth day following the date the vacancy occurred or the new job was created. Said vacancies and new jobs shall be posted for seven (7) days to allow any employee to make application in writing for such job. The Company will consider every application in terms of:

       (1)    Seniority

       (2) The applicant's skill and ability and physical fitness measured against the requirements of the job.

              Where two or more applicants' qualifications in (2) are relatively the same, seniority shall govern.

              If an employee proves unsatisfactory, he shall be reinstated to his previous job.

              An employee who bids for and is awarded a job, excluding any employee who is disqualified subsequent to the award, may not bid any job in the same or lower bracket for six (6) months from the date he was awarded his new job without the consent of the Company; except that an employee may bid from an operating job to a maintenance job or a laboratory job, from a maintenance job to an operating job or a laboratory job, or from a laboratory job to an operating job or a maintenance job even though the employee is bidding a job in the same or lower bracket within six (6) months.

              This Section does not require the Company to award a job to any applicant if no applicants are qualified to perform the work.

              The Company has the right to assign any employee to fill a new job or to fill a vacancy until the job has been awarded.

              The Company will meet with the Local Union Committee to explain its decision when the Company awards a job to a junior applicant. Any senior applicant shall have the right to challenge the Company's award by filing a grievance in a timely manner. Any employee reinstated to his previous job shall have the right to challenge his disqualification by filing a grievance in a timely manner.

       (3) Once a job has been awarded, the Company will make every effort to place the successful bidder on the job as soon as possible, but within thirty (30) calendar days from the date of the job award. Should the Company fail to place the successful applicant on the job in the 30 day period, the applicant shall receive the rate of pay for the new job commencing with the 31st day, until such time as he is placed on the new job. At that time, he will be paid in accordance with this Basic Agreement, Local Supplemental Agreement, or plant practice, whichever is applicable.

              This shall not apply if the delay beyond thirty (30) days is caused by multiple bidding to fill the original vacancy.

                                   ARTICLE V

                               WORKING CONDITIONS

(a) Eight (8) hours shall be the regular workday and forty (40) hours shall be the regular work week. The workday shall commence with the beginning of the morning shift and workweek shall commence with beginning of the morning shift on Sunday (Monday at Clinchfield, Georgia).

(b) Work schedules for each workweek will be posted on Thursday of the previous week prior to the end of the first shift. If an employee's work schedule is changed after the end of the first shift of the preceding Thursday he shall be compensated by multiplying the regular straight-time hourly wage rate by one-half (0.5) hr the first eight (8) hours worked in his new schedule and the premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other Section of this Agreement. An employee's work schedule is changed and the premium is paid when the employee is required by a schedule posted after the first shift on the previous Thursday to work hours in place of the hours the employee was required to work by the schedule posted prior to the end of the first shift on the previous Thursday.

       If an employee's work schedule is not posted on Thursday of the previous week prior to the end of the first shift as provided above, the first eight (8) hours worked the following week shall be considered out-of-schedule and will be paid accordingly.

(c) All hours worked and all hours paid shall be compensated by multiplying the regular straight-time hourly rate by one (1.0) unless expressly provided otherwise.

(d) Hours worked in excess of eight (8) hours in the workday and forty (40) hours in the workweek shall be paid for at the applicable overtime rate.

(e) THE ABOVE NAMED PARTIES HAVE AGREED THAT AN ADDITIONAL 1/2 TIME PREMIUM WILL BE PAID TO EMPLOYEES WORKING IN SITUATIONS DESCRIBED IN THE BASIC AGREEMENT I.E., ALL HOURS WORKED IN THE KILN AND CLINKER COOLER BAG HOUSE.

(f)    Rates of Pay - Overtime:

       (1) The applicable overtime rate shall be time and one half (1.5) the regular straight time hourly wage rate except on a Sunday or a holiday in which case the applicable overtime rate shall be:

              Sunday

              A.  Straight-Time

                  1.  Up to eight (8) hours                   1-1/2X
                  2.  Over eight (8) hours and up
                      to twelve (12) hours                    2X
                  3.  Over twelve (12) hours                  2-1/2X

              B.  Overtime and Callouts*

                  1.  Eight (8) hours or less                 2X
                  2.  Over eight (8) hours and up
                      to 12 hours                             2-12X
                  3.  Over twelve (12) hours                  3X

              Holiday

              A.  Straight-time

                  1.  Up to eight (8) hours                   2-1/2X
                  2.  Over eight (8) hours and up
                      to twelve (12) hours                    3X

              B.  Overtime and Callouts*

                  1.  For all hours worked                    3X

       (2)* In the event an employee works more than twelve (12) hours in the workday, he shall be paid for all hours worked in excess of such twelve (12) hours at double the regular straight time hourly rate.

              After an employee has been engaged in work for twelve (12) consecutive hours, he shall be paid for all consecutive hours worked immediately succeeding and in excess of such twelve (12) hours at double the regular straight time hourly rate.

         * If an employee is being paid the rate of double time under the foregoing paragraphs, his rate of pay shall not be reduced when his work continues into or overlaps his regular shift. However, the Company may exercise either of the following options:

       A. The Company may instruct the employee to continue to the end of the shift at the double time rate, or

       B. The Company may send the employee home at any time during the shift, provided the remainder of the shift is paid for at straight time, subject to a maximum payment of four (4) hours at straight time. Such employee cannot be called back to work until he has been off duty for eight (8) consecutive hours.

              In no event shall the first two provisions of the Section be applied to the same hours of work. The provision which creates the highest earnings shall be applied.

       (3) Callouts and Off-days: In case an employee is called for work during any hour in the day or week in addition to his regular schedule he shall receive a minimum of four (4) hours' pay for such work at the applicable overtime rate. However, if he is notified before the end of his regular shift to report early, it shall not be considered a callout. Callout hours and off-day hours are overtime hours. All Sunday callouts to be paid a minimum of four (4) hours at the applicable Sunday rate.

       (4) Lunch period interrupted by work assignments: One-half (1/2) hour at the applicable overtime rate shall be paid for any scheduled lunch period interrupted by a work assignment and either prior or subsequent to the regular lunch period, reasonable time for lunch shall be granted with pay for same at the employee's regular rate.

       (5)* If an employee actually works seven consecutive workdays in the plant workweek, regardless of the number of hours worked on any workday, the employee shall be compensated by multiplying the regular straight-time hourly rate by one (1) for each and every hour worked during the seventh consecutive workday, and this premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other Section of this Article.

(f)    Overtime paid on a daily basis shall not be duplicated on a weekly basis.

(g) If an employee does not work a regularly scheduled workday through action of the Company, excused absence or because of a holiday, that day shall be considered as actually a day worked for all overtime purposes.

(h)    Limitations Upon Overtime:

       (1) Every reasonable effort will be made by the Company to avoid requesting any employee to work overtime and the Company will consider under the circumstances involved any reasonable excuse from an employee for not working the overtime. Whenever an employee is laid off due to lack of work or because of curtailment of operations, no overtime work shall be scheduled on any work which the laid-off employee is capable of doing and is able to perform, except in cases of emergency repair or unscheduled absences of other employees. The foregoing to the contrary notwithstanding, a laid-off employee will not be called back to work unless there is at least thirty-two (32) hours work in the workweek for such employee.

       (2) Overtime in the various job classifications shall be equally divided as defined by the Local Agreement insofar as it is practical to do so. Any employee who is contacted and cannot work the overtime including callouts will be charged with the number of hours actually worked or paid, whichever is greater or according to the Local Agreement. Overtime worked or charged shall be posted weekly in each department by the foreman.

       (3) Employees who are called upon to work overtime shall not be laid off during their regular work time for the purpose of equalizing said overtime.

       (4) The Company will continue its practice of allowing a fifteen minute paid wash-up time on continuous overtime beyond the end of his shift. In addition, the Company will continue its practice of paying overtime in fifteen (15) minute increments.

       (5)    A.  Any employee who has not been notified of his overtime assignment at least twelve (12) hours prior to the commencement of the overtime assignment and who works more than ten (10) consecutive hours, shall be provided with a hot lunch which shall be eaten at the end of said ten (10) consecutive hours, or as soon as practical thereafter but no later than 30 minutes after the ten hours. Any employee who works in excess of fourteen (14) consecutive hours shall be provided with an additional lunch, and lunches will be furnished at the end of every four (4) consecutive hours worked thereafter.

              B. Any employee who is called out and works more than four (4) consecutive hours shall be provided with a hot lunch which shall be eaten at the end of said four (4) consecutive hours. In addition, said employee shall be provided with a hot lunch every four (4) consecutive hours worked thereafter.

              There shall be no duplication of hot lunches under provisions A and B above. The employees shall be given reasonable time to eat his lunch without loss of pay.

       (6) THE COMPANY AGREES THAT THE ALLOWANCE FOR OVERTIME MEALS WILL BE INCREASED TO $6.00 EFFECTIVE MAY 1, 1998, TO $6.50 EFFECTIVE MAY 1, 2000 AND TO $7.00 EFFECTIVE MAY 1, 2002.

       (6) The purpose and intent of this Agreement is to refrain from working an employee beyond sixteen (16) consecutive hours excluding lunch periods. The Company agrees that they will not work any employee beyond sixteen (16) consecutive hours excluding lunch periods unless no other classified employee is available to do the work.

              However, in the event that a vacancy occurs that would require a classified employee to work more than sixteen (16) consecutive hours, the Company will fill that vacancy with another classified employee who has primary overtime rights, an employee with secondary overtime rights, or other qualified employee in the stated order.

              This Agreement does not absolve an employee from the requirement to stay on the job until properly relieved. However, the Company is required to make a diligent effort to provide a relief at the end of the sixteen (16) hour period. The Company will not use the eight (8) hour rest clause as an excuse to require an employee to continue working after sixteen (16) hours.

(i)    Eight Consecutive Hour Rest Premium *

       (1) An Employee should receive at least eight (8) consecutive hours off work within the fourteen (14) consecutive hours immediately preceding the start of his next scheduled shift. In the event an employee does not receive eight (8) consecutive hours off work within the fourteen (14) consecutive hours immediately preceding the start of his next scheduled shift, the Company shall exercise one of the following options:

              A. Instruct the employee to report late for his next scheduled shift by the number of hours his longest consecutive off-duty period falls below eight (8) hours and pay the employee the appropriate straight-time rate for those hours not worked between the starting time of his scheduled shift and the time he reports to work in accordance with the Company's instructions. The appropriate straight time rate on the workday Sunday shall be one and one-half (1.5) and on a recognized holiday, two (2.0).

              B. Instruct the employee to work at the starting time of his scheduled shift. The employee shall receive a premium for those hours worked which, if added to his longest consecutive off-duty period, equal eight (8) hours. The premium shall be determined by multiplying the regular straight-time hourly rate by one (1). The premium shall be in addition to whatever compensation the employee is otherwise entitled to receive under any other Section of this Article.

       (2) If an employee does not receive at least eight (8) consecutive hours off work within the fourteen (14) consecutive hours immediately preceding the start of callout hours worked on an off-day (provided that any of the callout hours worked occur within the hours the employee would have otherwise been scheduled to work had the employee not been scheduled off), the employee shall receive a premium for those hours worked which, if added to his longest consecutive off-duty period, equal eight (8) hours. The premium shall be determined by multiplying the regular straight time hourly rate by one (1). The premium shall be in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Article.

(j)    Wage Rate - Transfer and Assignments

       (1) Employees temporarily transferred shall be paid the regular straight time hourly rate of the job being performed or the regular straight time hourly rate of his regular job, whichever is greater.

       (2) An employee regularly scheduled to work on two or more jobs having different wage rates shall receive the highest rate for the entire week. If a job is regularly scheduled to be performed each week at least one workday in the workweek, the employee filling that job shall receive the highest wage rate for the entire week. An employee who is scheduled to work five workdays during the workweek on a job or jobs having a higher straight time hourly wage rate or wage rates than the employee's regular straight time hourly rate, shall be paid at the higher straight time hourly wage rate for the entire week. An employee who works on two or more jobs in one day shall receive the highest wage rate for only the time worked on the higher rated job. However, should the employee work on a higher rated job(s) for four (4) or more hours in the workday he will receive the higher rate of pay for the entire day. The term "entire week" used in this section shall mean the 168 consecutive hours beginning at 7:00 a.m. on Sunday and ending at 7:00 a.m. on Sunday. The term "entire day" used in this Section shall mean the 24 consecutive hours beginning at 7:00 a.m. and ending the following day.

              The 168 consecutive hours mentioned above shall begin at 7:00 a.m. Monday and ending at 7:00 a.m. Monday, at Local D23, Clinchfield, Georgia.

       (3) The Company shall have the right to utilize employees to perform any job; provided, however, overtime and callouts in any classification shall be offered to the available classified employees in that classification before other employees are assigned such work. See Attachment "B" for Letter of Understanding concerning transfers.

(k)    Sunday Work

       All hours worked by an employee on Sunday which are not paid for on a premium and/or overtime basis shall be paid at the rate of one and one-half (1-1/2) times the regular straight time hourly rate exclusive of shift differentials. There shall be no duplication or pyramiding of premium pay and/or overtime under this provision.

(l)    Reporting Pay

       Any employee who is required to report for work shall be given at least four (4) hours pay at the regular straight time hourly rate, and shall receive full pay for all time thereafter that he is required to remain on the premises ready for work. Any employee put to work on his regular working day shall receive full day's pay at the regular straight time hourly rate.

(m)    Funeral Leave

       An employee, upon the notification of the death of his or her father, mother, spouse, son, daughter, brother, sister, stepfather, stepmother, stepson, stepdaughter, half sister, half brother, mother-in-law, father-in-law, brother-in-law, sister-in-law, grandchild, grandparent, or spouse's grandparent, shall be granted his or her next three (3) scheduled working days off with pay (four (4) days off with pay if the employee is required to travel beyond a radius of 500 miles). Payment by the Company for such time lost shall be on the basis of eight (8) hours per day at the employee's regular straight time hourly rate, including shift differential.

       As used herein, brother-in-law is defined to mean (1) the brother of one's husband or wife, (2) the husband of one's sister, (3) the husband of the sister of one's spouse, and sister-in-law is defined to mean (1) the sister of one's husband or wife, (2) the wife of one's brother, (3) the wife of the brother of one's spouse.

       The above clause shall not apply to an employee who is laid off, except when an employee is notified to return to work effective on or before the day of the funeral he shall be granted full funeral leave with pay.

       The Company will notify a local union official of a death of an employee's relative as defined above as soon as the Company has been advised by the employee.

       The foregoing to the contrary notwithstanding, no bereavement payment will be made unless the employee attends the funeral nor will payment be made if there are more than fourteen calendar days between the date of death and the next scheduled workday.

(n)    Jury Duty

       Any regular employee (as distinguished from a probationary employee required to perform jury duty on a day he is scheduled to work, shall be excused from work on that day. The Company shall pay the employee the difference between the amount received for such jury duty and eight (8) hours at his regular rate of pay plus shift differential if involved.

       The day or days paid for such jury service shall be counted as eight (8) hours worked for the purpose of computing weekly overtime.

(o)    Shift Changes

       A shift employee may clock in up to 30 minutes prior to the actual starting time of his shift and relieve the employee that he is to replace. When properly relieved within this 30 minute period, the employee being relieved may clock out and leave the plant.

       Under such circumstances the pay received by the relieving and relieved employees shall be computed as though both employees had clocked in and out at the actual shift change time.

(p) The Company agrees to resolve problems with employee parking at the Charlevoix Plant (and Clinchfield Plant).

(p)    Wash Time and Rest Breaks

       (1) An employee who does not receive a paid lunch period shall dock out prior to the regular quitting time for his shift. However, he shall be permitted to leave his place of work 15 minutes prior to the regular quitting for his shift to wash provided that the employee is not required to work overtime. An employee does not receive 15 minutes away from the job to wash because he has been required by the Company to work up to but not after the regular quitting time for his shift, shall be compensated for lost wash time by multiplying his regular straight time hourly rate by fifteen minutes (.25 hour). If the employee uses additional time to clean following the regular quitting time for his shift, he shall be paid as though he had clocked out at the regular quitting time.

       (2) An employee who does not receive a paid lunch period and who is required to work overtime after the regular quitting time for his shift shall clock out no more than 15 minutes after he leaves his place of work. This shall not apply to an employee on call out.

       (3) An employee who does not receive a paid lunch period will be allowed a 15 minute rest break away from his job during the first four hours of his regular shift. Break times shall be determined by the employee's foreman and the efficient operation of the plant shall be controlling. The 15 minute break shall be strictly construed to be the total time away from the job. Should any employee regularly be denied a break, he may file a grievance in a timely manner.

       (4) The Company is not required to grant any employee who does receive a paid lunch period any wash-up time and any rest break. Furthermore, said employee shall eat his lunch "on-the-job" so that there is no interruption of operations.

(q) Any other provisions of this labor agreement to the contrary not withstanding, no employee shall receive pay for any hour worked or unworked which singly or in any combination, exceeds triple his regular straight time hourly rate.


                                   ARTICLE VI

                               VACATIONS WITH PAY

(a) Any employee who works during at least thirteen (13) weeks in either each calendar year or each anniversary year, as defined in the Local Agreements, shall be granted a vacation off work without loss of pay, according to the following schedule:

(b) All employees who have completed one or more anniversary years of service but less than five (5) years of service will be entitled to two
       (2) weeks of vacation, provided they meet all other requirements of this Article.

       Employees who have completed five (5) or more anniversary years of service but less than fifteen (15) years of service will be entitled to three (3) weeks of vacation, provided they meet all other requirements of this Article.

       Employees who have completed fifteen (15) or more anniversary year of service, but less than twenty-five (25) years of service, will be entitled to four (4) weeks of vacation, provided they meet all other requirements of this Article.

       Employees who have completed twenty-five (25) or more anniversary years of service will be entitled to five (5) weeks of vacation, provided they meet all other requirements of this Article.

       Article VI (b) above to the contrary notwithstanding, no employee (who meets all the other requirements of this Article Vl) shall be entitled any fewer weeks of vacation than he was entitled to take in 1984.

(c) Vacation pay will be based on a forty (40) hour week at the rate of the permanently assigned classification on which an employee is working at the time he takes his vacation. If an employee has held a single higher rated classification for more than six (6) months during the year preceding his vacation, he will receive vacation pay computed at the higher rate. Vacation pay shall include appropriate shift differential for those on fixed shift. Employees working on rotating shifts shall be paid an average of the rates for the rotating shifts involved.

(d) Vacations will not be cumulative, but so far as practicable, be granted at times most desired by the employees, but the final right to allotment of vacation period is exclusively reserved to the Company in order to insure the orderly operation of the plant. In exercising its right to allot vacation periods, the Company will not require any employee who is on layoff to take his vacation during periods of plant shutdown or curtailment of operation. Where requested vacation periods conflict, preference shall be given to the older employee in point of service.

(e) It is further agreed that if any employees have previously selected their vacation period so that it occurs during an unforeseen shutdown such vacation period shall not be changed.

       Vacation shall be taken by the employee within the calendar year in which it is granted as determined by the Local Agreements.

(f) No employee will be required and/or requested to work during his seven day vacation period. The only exception will be when a classification has two or fewer employees, no qualified personnel are available except the employee on vacation, and an emergency situation exists. In that event an employee on vacation may be requested to work.

(g) The rules governing the submission of appropriate vacation application blanks shall be defined by the Local Agreement.

(h) Upon two weeks written notice by an employee to the Personnel Clerk, the Company will give him his vacation pay on the employee's last shift prior to the beginning of his vacation.

                                  ARTICLE VII

                                    HOLIDAYS

(a) The Company will grant eleven (11) paid holidays; these holidays shall be listed in each Local Agreement.

(b) If any such holiday falls on Sunday, the following Monday shall be the recognized holiday. The holiday hours shall be those hours within the 24 hour period commencing with the beginning of the first shift on the morning of the holiday and ending at the beginning of the first shift the following day.

(c) Employees who are scheduled to work on a holiday shall be paid two and one-half (2.5) times the regular straight time hourly rate.

(d) Hours worked on a holiday in excess of eight (8) in a workday, in excess of forty (40) in a workweek, on off-days, and on callouts shall be paid for at the applicable overtime rate.

(e) If no work is required of an employee on the above holidays, he will receive eight (8) hours pay at the regular straight time hourly rate, provided he meets the following qualifications.

       (1) The employee shall have been employed by the Company for at least thirty (30) calendar days prior to the holiday.

       (2) The employee shall have worked his last scheduled working day prior to and his next scheduled working day after such holiday unless excused therefrom by the Plant Manager on account of sickness, accident, death in the family, or other excused absence. In no event shall a holiday be paid for unless employee has also worked during the thirty (30) day period immediately preceding or immediately following the holiday except that the thirty (30) day limitation shall not apply if the employee was temporarily absent from work because of sickness, accident or layoff. In any event, the employee must work at least one day in the calendar year in which the holiday is granted.

(f) If an employee is scheduled to work on a holiday and fails to work, he shall not receive holiday pay, unless excused therefrom by the Plant Manager.

(g) If an employee works on a holiday, the holiday shall be counted as a day worked for computing weekly overtime. Paid holiday is to count as a day worked for overtime purposes, provided holiday falls on one of employee's scheduled workdays and he would have worked that day except for holiday observance.

(h) An employee not scheduled to work the holiday and who subsequently performs work on a holiday will be considered as being on callout and will be paid eight (8) hours at the regular straight time hourly rate in addition to two (2) times the regular straight time hourly rate for all time worked with a minimum of four (4) hours at double time.*

(i) Work schedules for each workweek which include a holiday will be posted prior to the end of the first shift on Thursday of the previous week. If an employee is scheduled to work on a holiday, but then instructed by the Company not to work, he shall receive for that holiday eight (8) hours pay at two and one-half (2.5) times the regular straight time hourly rate.

(j) The phrase "regular straight time hourly rate" as used solely in Article Vll, Holidays, shall mean the higher of either the employee's regular straight time hourly rate or to the highest straight time hourly rate for a job on which the employee works at least eight (8) consecutive hours in the workweek in which the holiday falls provided (1) that the eight hours had been previously scheduled or (2) the hours are worked the day before or the day after the holiday whether previously scheduled or not.


                                  ARTICLE VIII

                                     WAGES

(a) Considered a part of the Local Agreements are the current Job Classifications and Rate Lists.

(b)    (1)    Scheduled shift workers on the first shift shall receive the regular straight time hourly rate.

       (2) Scheduled shift workers on the second shift shall receive the regular straight time hourly rate plus 52(CENT) PER hour.

       (3) Scheduled shift workers on the third shift shall receive the regular straight time hourly rate plus 75(CENT)PER Hour.

       (4) These premium rates do not apply to day workers even though they may work over into premium paid shift.

       (5) If a day worker is scheduled to take the place of a regular scheduled shift worker, then the premium rate for the shift shall apply.

       (6) The premium pay does not alter the provisions covered in this contract under the head of "Working Conditions".

(c) Shift differentials shall be included as part of the regular rate in the calculation of overtime compensation.

(d) The Company may at its discretion increase wages in any class or to an individual in any class without necessitating a change in the rate of any individual or class.

(e) Any job not mentioned in this Agreement or any job with substantial changes in duties, equipment or requirements, or any new job created in the plant, shall be open for negotiations by the Company and the Union as to wages upon written notice from either party to the other party. If no agreement can be reached during the above negotiations, the matter shall be subject to the grievance procedure.


                                   ARTICLE IX

                             HANDLING OF COMPLAINTS

(a) All employees shall at all times make an effort to perform their duties in such a manner as to promote safe and efficient operation of their department and the plant as a whole.

       (1) Should a difference arise between an employee and the Company as to the meaning and application of this Agreement or should a difference arise as to the meaning and application of a recognized practice, the employee with or without his steward shall present his complaint to his foreman within ten (10) working days after the date of the alleged wrong or within ten
              (10) working days after the date the employee received his payroll check, whichever is later. Failure by the employee and/or the Union to observe this time limit shall cause the grievance to be considered settled in favor of the Company.

       (2) The foreman shall orally reply to the employee within five (5) working days after the date the employee presented his complaint in Section (1). Failure by the Company to observe this time limit shall cause the grievance to be considered settled in favor of the employee.

       (3) If the employee is not satisfied with the foreman's reply, the employee may request his steward to present the grievance in writing to the Union Grievance Committee. If the Union Grievance Committee believes that the complaint is justified, it may submit the complaint in writing to the Plant Manager within five (5) working days of the date of the foreman's reply in Section (2). The Plant Manager shall schedule a meeting with the Union Grievance Committee and any member or members of the staff that the Plant Manager desires to have present. This meeting shall take place within fifteen (15) working days of the date the Union Grievance Committee submits the grievance to the Plant Manager. Failure to observe any time limit shall cause the grievance to be considered settled in favor of the employee if the Company has failed to observe the time limit or in favor of the Company if the employee and/or the Union has failed to observe the time limit.

       (4) The parties shall use their best efforts to settle the complaint. If the parties agree upon the disposition of the grievance, they shall reduce their understanding to writing and the grievance shall be settled. If the parties are unable to agree, the Union Grievance Committee may at the employee's request and within thirty (30) days of the date of the meeting between the Plant Manager and the Union Grievance Committee submit the grievance in writing to the Director of Industrial Relations or his representative with copies to the International Vice President or District Council Representative and the Plant Manager. The Director of Industrial Relations shall contact the International Vice President or District Council Representative within seven
              (7) days after receipt of the grievance to schedule a meeting. The parties shall use their best efforts to schedule the meeting within thirty (30) days. Failure to observe any time limit shall cause the grievance to be considered settled in favor of the employee if the Company has failed to observe the time limit or in favor of the Company if the employee and/or the Union has failed to observe the time limit.

       (5) After full consideration, and such conference as may be mutually agreed upon with an International or District Council Representative of the Union, the grievance shall be considered settled when the employee's and the Company's representative shall have reached an agreement.

       (6) If the parties are unable to settle the grievance, either party can notify the other party in writing that it intends to submit the grievance to arbitration. This notice must be given within ten (10) days FROM THE RECEIPT OF THE WRITTEN RESPONSE FROM THE COMPANY. The consent of the other party is not required to arbitrate a grievance.

              The foregoing to the contrary notwithstanding, either party may exercise the following option:

              For the purpose of expediting and facilitating the resolution of a grievance which has been processed through step (5) of the grievance procedure and which would otherwise be submitted to arbitration, either the Company or the Union may elect to submit said grievance to a panel which will consist of a Vice President of the International Union or his representative and the Vice President of Operations of the Company or his representative, provided that no member of the panel can be a party to any discussion of the grievance during an earlier step of the grievance procedure. Each party can submit a maximum of five (5) grievances to the panel during any calendar year. Only a grievance about the interpretation of contract language in the Basic or Local Agreement can be submitted to the panel. A party electing to submit said grievance to the panel must notify the panel and the other party within ten (10) days after a decision has been made at step (5). The authority of said panel shall be no greater than the authority of the arbitrator as set forth in
              (d) of the grievance procedure. The panel shall meet at the Plant where the grievance arose.

              A maximum of two members of the Union Grievance Committee can attend a panel meeting. The decision of the said panel shall be final and binding upon the Company and the Union. In the event the Union representative on the panel and the Company representative on the panel are unable to agree, either the Union or the Company may elect to submit such grievance to arbitration as provided in step (6) of the grievance procedure. The party electing to arbitrate the grievance must give notice to the other party within ten (10) days after the Union representative on the panel and the Company representative on the panel have jointly informed the parties that the panel is unable to make a decision. Failure to observe any time limit shall cause the grievance to be considered settled in favor of the employee if the Company has failed to observe the time limit or in favor of the Company if the employee and/or the Union has failed to observe the time limit.

(b) If either party does not notify the other within ninety (90) days of the notice of its intent in (a) (6) above, that it now wishes to mutually select an arbitrator and schedule a hearing date, then the parties shall consider the grievance to have been withdrawn by the moving party.

       When the moving party notifies the other of its wish to mutually select an arbitrator, the parties shall select an arbitrator within ten (10) days. Failing to reach an agreement upon the selection of an arbitrator, the moving party may request the appointment of an arbitrator by either the Federal Mediation and Conciliation Service or the American Arbitration Association.

       Grievances heard by the arbitrator must be presented in chronological order based on the date the grievances were written except in discharge cases which may be presented out of chronological order or in cases where the parties have mutually agreed in writing to waive the chronological order requirement.

(c) All time limits set forth in (a) and (b) shall be strictly observed; time limits can be extended by a written agreement between the parties.

       Whenever the term "working days" occurs in the grievance procedure, it shall be defined by the parties to mean plant work days, Monday through Friday.

       Whenever the term "days" is used in this section, it shall be defined by the parties to mean calendar days.

(d) The arbitrator shall consider only the grievance appealed to him and shall have jurisdiction and authority only to interpret, apply, or determine compliance with the provisions of this Agreement, and only the extent necessary to determine the grievance. The arbitrator shall not have jurisdiction or authority to add to, modify, detract from, or alter in any way the provisions of this Agreement.

(e) The arbitrator's decision shall, at the request of either party, be in writing and shall be final and binding on both parties. The fees and expenses of the arbitration proceeding, except fees for witnesses brought in by either party and legal counsel's fees, shall be borne equally by the Company and the Union. Bargaining unit employees including Committeemen who participate in arbitration proceedings shall not be compensated by the Company.

(f) Grievances involving the provisions of the collective bargaining agreement and occurring so as to be processed to arbitration at the same time will be at the request of either party arbitrated before the same arbitrator. However, it is agreed that not more than four (4) cases will be heard at one series of hearings.

(g) Local Union officers and stewards off-duty and representatives of the International Union and District Council shall, upon notice to the Company, be permitted on Company's premises to investigate grievances.
(h) Meetings will be conveniently scheduled so as to complete all business within the normal working day for day employees. Any employee who is scheduled to work during the hours the meeting is held and who attends the meeting will be compensated by multiplying the regular straight time hourly rate by the hours he attends the meeting. In addition, if the employee attends the meeting beyond his normal quitting time, he will be compensated for each additional hour he attends the meeting by multiplying the regular straight time hourly rate by one (1) and said additional hour or hours shall not count toward daily or weekly overtime.

       Any member of the Committee who is not scheduled to work during the hours the meeting is held, who is not scheduled to work the third shift immediately preceding the meeting, or who is not scheduled to work the second shift immediately following the meeting, and who attends the meeting, will be compensated by multiplying his regular straight time hourly rate by all hours he attends the meeting. Any hours paid under this paragraph shall not count toward the calculation of any penalty or premium pay section of this Agreement including but not limited to daily or weekly overtime. Any employee who is receiving S.U.B. benefits, sickness and accident benefits, or Workmen's Compensation benefits for the day of the meeting or who is absent due to disciplinary layoff shall not receive any compensation under this paragraph.

       When a meeting is scheduled at which a representative of the International Union and a representative of the Company from Cleveland will attend, any member of the committee who is scheduled work the third shift immediately preceding the meeting will be excused from working the third shift and will be compensated by multiplying eight (8) hours at the regular straight time hourly rate plus shift differential if the employee has attended the meeting.

       Any member of the committee who is scheduled to work the second shift immediately following the meeting will be excused from working the second shift if the employee has attended the meeting for six (6) hours. In the event the employee is excused from working the second shift, he will be compensated by multiplying eight (8) hours at the regular straight time hourly rate plus shift differential.

(i) The Company will reimburse no more than two (2) members of the Union's bargaining Committee from each Local Union for scheduled time lost due to attendance at and travel to and from Basic Agreement Negotiations. One day travel time shall be allowed the day before such meeting, and one day travel time shall be allowed after such meeting. The rate of pay will be the regular straight time hourly rate including Sunday premium, if applicable.

(j) Disciplinary letters issued to employees will remain in the Company's employee file for twelve (12) months. At the end of the twelve (12) month period, the disciplinary letters will not be used against the employee in the future for purposes of progressive discipline.

       This provision shall not apply if the discipline letter refers to a disciplinary suspension of one week or more.

(k) Where there is a discussion between an hourly employee and a supervisor that is intended as a disciplinary measure, the Company requests that a grievance committeeman, job steward or other designated employee be present.

       A "disciplinary measure" shall be limited to the issuing of a reprimand or the imposition of a penalty to an employee about which a notation, letter or unsatisfactory performance report is subsequently made part of the employee's personnel file.

       It shall be the responsibility of the Union to appoint and have available on each shift a committeeman, job steward or other employee designated for purposes of this section who shall be identified to the Corporation in writing.

       It is not the intent of this Section to expand the total number committeemen as provided for in each Local Supplemental Agreement.

(l)    DISCIPLINE OF ONE WEEK OR MORE WILL NOT BE USED AFTER FIVE YEARS.

(l) When a grievance involving pay is settled in favor of the Union, the employee entitled to such pay shall be paid by the second pay following the settlement.


                                   ARTICLE X

                              STRIKES AND LOCKOUTS

(a) Having provided an orderly procedure for settling all disputes, the Company agrees not to lock-out its employees and the Union agrees that there will be no strikes or work stoppages during the term of this Agreement.

(b) The Company agrees not to hold the Union liable when such activities are not authorized by the Union, provided that the Union within forty eight
       (48) hours orders its members to cease and desist from such activities.

(c) It shall not be a violation of this Agreement or cause for disciplinary action including discharge if an employee refuses to cross a picket line that has been established in full compliance with existing laws. Picket lines established as a result of jurisdictional disputes, picket lines established for the purpose of organizing in-plant non-bargaining unit personnel, and/or informational picket lines are excluded from this protection.

       Notwithstanding the above, employees will not honor any picket line unless authorized by the International Union. The International Union will not be held liable for any subsequent damage to the Corporation resulting from refusal of employees to cross an authorized picket line.

                                   ARTICLE XI

                                     SAFETY

(a) The Company will, according to its established practice, continue to install such safety devices for the protection of the lives and health of its employees as are required by the Workmen's Compensation laws of the State in which the plants covered by this Agreement are located. The Company will maintain the washhouse with heat, light and plenty of hot water, and keep the toilets, fixtures and floors in a sanitary condition, and will supply good drinking water wherever necessary about the plant. Sufficient equipment and tools shall be maintained in a safe and efficient working order, and the regulations and safety codes adopted by the Department of Labor of the applicable state, in the interest of protecting the safety and health of industrial employees as they affect this industry, be strictly observed by both parties.

(b) The Company agrees to furnish first aid and medical service to its workers in any cases originating out of their work in the Company plant, in compliance with the Workmen's Compensation laws of the applicable state. Medical services shall be performed by a doctor to be agreed upon by the Company and the plant safety committee, but at the request of the injured, and the approval of the Plant Manager and Director of Industrial Relations, other medical aid may be called in at the expense of the Company for consultation or treatment of any cases. It is agreed that a complete medical examination may be required before an applicant is employed. Also, that complete medical examination may be made annually or at any time at the discretion of the Company. Copies of such reports and examinations will be kept on file by the Company and shall at all times be available for inspection to such employees. Copies thereof shall be furnished to such employee's designated physician upon request.

(c) A Joint Safety and Health Committee shall be established consisting of four members, two appointed by the Company and two appointed by the Local Union. In the event that a member is absent from a meeting of the Committee, his alternate may attend and when in attendance shall exercise the duties of the member. The Safety Director or his designee will be the fifth member and act as Chairman of the Committee.

       The Joint Committee shall meet as often as necessary, but not less than once each month at a regularly scheduled time and place for the purpose of jointly considering, inspecting, investigating and reviewing health and safety conditions and practices and investigating accidents and for the purpose of jointly and effectively making constructive recommendations with respect thereto, including but not limited to the implementation of corrective measures to eliminate unhealthy and unsafe conditions and practices and to improve existing health and safety conditions and practices. All matters considered and handled by the Committee shall be reduced to writing, and joint minutes of all meetings of the Committee shall be made and maintained. One union representative to the Committee will accompany a Federal or State investigator on a walk-around inspection or investigation, and will attend any pre-or post-inspection conferences. All time spent in connection with the work of the Committee by a Union Representative including all time spent in pre-or post-inspection conferences and walk-around time spent in relation to Federal and State inspections and investigations as provided for above, shall be compensated at the employee's regular straight time hourly rate. Any time spent during the hours the employee is scheduled to work shall count toward the calculation of any penalty or premium pay section of this Agreement including, but not limited to daily or weekly overtime. Any time spent outside of the hours the employee is scheduled to work shall not count toward the calculation of any penalty or premium pay section of this Agreement. No time spent outside of the hours the employee is scheduled to work shall be compensated at a rate greater than one (1) times the employee's regular straight-time hourly rate.

       Any employee who believes his job presents a hazard to his safety or health may request an immediate review of his job by the Joint Safety and Health Committee.

       No employee shall be disciplined or discharged for refusing to work on a job if his refusal is based on a bona fide claim that said job is not safe or might unduly endanger his health or safety.

(d)    (1)    An employee shall be paid a premium when he is required to:

       A. work within a kiln during the first ten (10) hours that the kiln has been shutdown after it has been operating at a normal level;

       B. work within a cooler during the first two (2) hours that the cooler has been shut down after it has been operating at a normal level;

       C. work within a kiln precipitator during the first four (4) hours following the shut down of the kiln providing the precipitator was handling the kiln gases at the time of kiln shutdown;

       D. work within a section of a kiln precipitator or a kiln baghouse while the kiln is in operation and the other sections of the baghouse or the precipitator are in use.

              The premium shall be calculated by multiplying the regular straight time hourly rate by one-half (0.5) for each and every hour worked up to the 10, 2, and 4 hours mentioned in A, B and C above and for 1/2 the hours worked in D above. Said premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Agreement.

       (2) Each Plant Safety Committee will meet to determine those areas of the Plant where an employee is subject to excessive radiant heat for extended periods of time. The Committee will consider all conditions which affect the level of heat encountered including ambient air temperature. Upon making said determination, the Committee will decide what the Company shall provide as reasonable protective apparel against excessive radiant heat.

       (3) In the event that an employee is required to work on top of roofs, silos, scale a quarry face or work in a silo under conditions that are hazardous to an employee's safety, the hours worked shall be compensated for by multiplying the regular straight time hourly rate by one-half (0.5) for each and every hour worked that is deemed hazardous, and this hazardous work premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Agreement.

(e) Should the Company require an employee to wear foot protection, the Company will furnish such protection without cost to the employee. The liability of the Company with regard to safety shoes will be limited to not more than two (2) pair in any one year. A new pair of shoes will only be provided an employee when the worn out pair is turned in for replacement.

(f) If a mandatory eye protector program is adopted: (1) the Company will pay for the cost of the eye examination if safety glasses with corrective lenses are required; (2) the Company will pay for safety glasses whether or not the glasses require corrective lenses. Safety glasses with or without corrective lenses will not be replaced more than once a year unless broken or otherwise damaged on the job.

(f) THE COMPANY AGREES TO ALLOW AN $80 REIMBURSEMENT FOR SAFETY SHOES BEGINNING MAY 1, 1998. THIS ALLOWANCE IS TO BE INCREASED BY $2.50 ON THE ANNIVERSARY DATE EACH YEAR OF THE AGREEMENT.

(g) The Company shall furnish all tools and equipment for its employees except to repairmen and other skilled trades, in which case these employees shall furnish their own hand tools. "Hand tools" as used herein shall not include socket sets, wrenches more than twelve (12) inches long, and all other specialized tools incident to the work of the mechanical, maintenance and skilled trades. Any hand tool that the employee uses in the performance of his job duties will be replaced by the Company if they are broken, worn out, lost or stolen. Unusable tools will be presented to the Company prior to replacement. Lost or stolen tools must be immediately reported to the Company for replacement approval.

       Employees temporarily transferred to maintenance classifications shall be supplied with necessary tools.

(h) The Furnishing of Gloves: The Company will continue its existing local practices regarding the furnishing of gloves.

       Employees who are not presently receiving gloves under existing local practices shall receive one pair of gloves at the beginning of each contract year, and each such employee shall receive a maximum of one additional pair per contract year from the Company upon return of his worn out gloves.

       In the event such an employee wears out and returns the two pairs of gloves provided to him, the Company shall sell him an additional pair of gloves for each worn out pair of Company provided gloves he returns. Said gloves shall be sold to the employee at the price paid by the Company.

(i) If the Company requires an employee to take a physical examination, the Company agrees to pay for the physical examination and also agrees to pay the employee at his straight time hourly rate for all time spent in the doctor's office taking the physical examination; provided, however, employees receiving S & A and/or Workmen's Compensation benefits are not entitled to any compensation under this section. (Doctor releases for returning to work are not considered physical examinations and will not be paid under this section).


                                  ARTICLE XII

                                MILITARY SERVICE

(a) The Company and the Union shall comply with the Universal Military Training and Service Act of 1950, as amended.

(b) Active employees with one year seniority and who are in the Reserve of any branch of the military service, including the National Guard, who are required to attend a summer encampment as part of their Reserve obligation shall receive from the Company the difference between the amount of pay received for such encampment and his regular straight time hourly rate of pay for up to a maximum of two (2) weeks per calendar year.


                                  ARTICLE XIII

                     SUPPLEMENTAL UNEMPLOYMENT BENEFIT PLAN

The Company agrees to pay out of its funds (and not out of the Trust Fund established under Article III of the Plan) benefits in amounts equal to those provided by Section 2 of Article VIII of the Plan upon termination of employment on or after May 1, 1965, after an employee (as defined in Section 6, Article II of the Plan) is sixty-five years old, provided such employee is not eligible for a pension under the current Pension Plan for Hourly Employees of the Company.

The foregoing to the contrary notwithstanding, the above payment shall not be paid directly by the Company until termination benefits paid from the Trust and Contingent Funds exhaust those funds.

                                  ARTICLE XIV

                                 SUBCONTRACTING

(a) The Company will not contract for production or maintenance work customarily performed by its own employees unless it is more economical, expeditious, and/or efficient to do otherwise.

(b) The Company may enter into contract arrangements for obtaining raw materials, semi-finished or finished products.

(c) Notwithstanding the above, the Company will not contract or subcontract work covered by Paragraphs (a.) or (b.) above if it will directly result in the 1) laying off of (or failure to recall qualified) bargaining unit employees, or 2) the reduction of hours of bargaining unit employees below 40 hours a week; or 3) reduction of employees to a lower rated classification.
       It is understood that layoffs attributable to such things as inventory or production adjustments, changes in methods, processes or technologies, and/or break downs or failure of equipment power failure or any conditions beyond the control of the Company, are specifically exempted from this commitment.

(d) Further, (a), (b) and (c) above does not apply to new construction or to construction involved in major modification work.

(e) The Company agrees to notify the Local Union in writing with a copy to the International or District Representative who services the Local Union, sent by registered mail, at least fourteen (14) days in advance if reasonably possible, and to meet with the Union, upon request by the Union, for explanation of the reasons causing the Company to decide to contract any production and maintenance work. The parties agree that while notification is an important part of the working relationship between the parties and should be adhered to in order to reduce the number of disputes concerning sub-contracting the parties also recognize and agree that this Section of the Contract does not require any penalty when the Company fails to give proper written notice of its intention to sub-contract.

                                   ARTICLE XV

                                 MISCELLANEOUS

(a) The Company will enter into a Union label agreement for the Company's packaged products.

(b) All basic, supplemental, pension, S.U.B. and insurance agreements will be printed at the Company's expense and will bear the Union label. The Company will provide each local with a supply of the booklets. The Company will print all Agreement booklets in large and legible type.

(c) If the Union alleges that a Leadman or Temporary Foreman is exceeding or abusing his authority or that his actions violate the Contract, the Union may grieve their allegations directly to the Plant Manager. The Company will notify the employees involved whenever a Leadman or Temporary Foreman is being assigned.


                                  ARTICLE XVI

                               TERM OF AGREEMENT

(a) This Agreement shall be binding upon the parties hereto, their successors, administrators, executors and assigns. In the event of the sale or lease by the Company of any of the plants covered by this Agreement, or in the event the Company is taken over by sale, lease, assignment, receivership or bankruptcy proceeding, such operations shall continue to be subject to the terms and conditions of this Agreement for the life thereof.

       The Company will notify the Union immediately prior to any Company press release concerning the intended sale or completed sale of a Plant.

       The Company shall give notice of the existence of this Agreement to any purchaser, lessee or assignee of said plant. Such notice shall be in writing with a copy to the Union not later than the effective date of the sale.

(b) After ratification by the members of the Local Unions this Agreement shall become effective and remain in full force and effect and be binding upon the parties hereto from the date ratification is certified by the International Union to and including April 30, 1998, and it shall continue in full force and effect thereafter from year to year until either party on or before March 1st of any year, beginning March 1, 1998 gives written notice to the other party of its desire or intention either to alter or modify or to terminate the same. If such notice is given, the parties hereto shall begin negotiations not later than March 31st in such year and this Agreement shall continue in full force and effect until completion and signing a new Agreement, provided, however, that after such negotiations have continued without reaching an agreement until May 1st in any year, then either party may terminate this Agreement, at any time thereafter upon notice.

(c) The written notice set forth in (b) above by either party shall contain any changes or amendments desired, and only such changes or amendments as are contained in the two written notices shall be discussed by the conferees.

(d) The proposals and counter-proposals made by each party shall not be used, or referred to, in any way during or in connection with the arbitration of any grievance arising under the provisions of the Agreement.

Ratification of this Basic Agreement and the Local Agreements was certified by J.C. Todd. International Union Representative, on May 7. 1994.

FOR THE MEDUSA CEMENT COMPANY            FOR THE UNITED CEMENT, LIME
(DIVISION OF MEDUSA CORPORATION)         GYPSUM AND ALLIED WORKERS
                                         DIVISION (Boilermakers Union)

-----------------------------------      -----------------------------------

-----------------------------------      -----------------------------------

-----------------------------------      -----------------------------------
  /98                                      /98


FOR THE CLINCHFIELD PLANT                FOR LOCAL D-23

-----------------------------------      -----------------------------------

-----------------------------------      -----------------------------------
  /98                                      /98

FOR THE CHARLEVOIX PLANT                 FOR LOCAL D-480

-----------------------------------      -----------------------------------

-----------------------------------      -----------------------------------
  /98                                      /98

August 5, 1987


Dear Mr. Clavier:

Mr. August Clavier
THE CEMENT, LIME, GYPSUM AND
ALLIED WORKERS DIVISION
Alpena, Michigan 49707

Dear Mr. Clavier:

This letter will confirm that the Company has not entered into any secret agreements with any sub-contractors for the purpose of making reductions in employment at the plants nor does it have any plan to enter into any agreements the effect of which would be in violation of the sub-contracting clause of the labor agreement.

Sincerely,



Peter H. Geis
Corporate Director of
Labor Relations

                               AGREEMENT BETWEEN

             MEDUSA CEMENT COMPANY (Division of Medusa Corporation)

                                      and

              THE CEMENT, LIME, GYPSUM AND ALLIED WORKERS DIVISION
             (INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIP
              BUILDERS, BLACKSMITHS, FORGERS AND HELPERS, AFL-CIO)

                     LOCAL NO. D480 - CHARLEVOIX, MICHIGAN

                          LOCAL SUPPLEMENTAL AGREEMENT

                      EFFECTIVE MAY 1, 1998 TO MAY 1, 2003

                  LOCAL UNION NO. D480 - CHARLEVOIX, MICHIGAN
                          LOCAL SUPPLEMENTAL AGREEMENT



   I     Agreement and Purpose                             1
  II     Union Recognition and Security                    2
 III     Management                                        2
  IV     Seniority                                         2
   V     Employment and Promotion                          3
  VI     Working Conditions                                4
 VII     Vacations with Pay                                5
VIII     Holidays                                          7
  IX     Bulletin Boards                                   7
   X     Miscellaneous                                     7
  XI     Term of Agreement                                10
         Job Classifications and Wage Rates               11
         Local Agreements                                 24
         Charlevoix Seniority List                        27


                               AGREEMENT BETWEEN

             MEDUSA CEMENT COMPANY (Division of Medusa Corporation)
                                      and
              THE CEMENT, LIME, GYPSUM AND ALLIED WORKERS DIVISION
             (International Brotherhood of Boilermakers, Iron Ship
              Builders, Blacksmiths, Forgers and Helpers, AFL-CIO)

                  LOCAL UNION NO. D480 - CHARLEVOIX, MICHIGAN

                          LOCAL SUPPLEMENTAL AGREEMENT

                                   ARTICLE I

                             AGREEMENT AND PURPOSE
                                (B.A. Article 1)

(a) This Agreement is by and between the Medusa Cement Company, Division of Medusa Corporation, hereinafter called the "Company" and the Cement, Lime, Gypsum and Allied Workers Division No. 480 affiliated with the Cement, Lime, Gypsum and Allied Workers Division (International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO) hereinafter called the "Union" and is supplemental to and a part of the Basic Agreement dated May 1, 1998 by and between the Company and the said Division.

(b) All Agreements reached between the Union and the Company shall be reduced to writing and signed by the parties.


                                   ARTICLE II

                         UNION RECOGNITION AND SECURITY
                               (B.A. Article II)

(a) The Company is willing at all times to meet its employees' committee and representatives of the International Union for the purpose of discussing wages, hours, and working conditions, with the object to reach a satisfactory agreement.

(b) The committee shall consist of not more than five (5) and not less than three (3) members.

(c) Union dues will be deducted as close as the system permits, from the weekly paycheck after the first full week of the month for that given month. The Personnel Clerk will cooperate with the Financial Secretary of the Union if individual collection problems arise.

                                  ARTICLE III

                                   MANAGEMENT

(a) The Union agrees to recognize the Company's right to manage its plant and direct its working force except as specifically limited by the terms of this Agreement.

                                   ARTICLE IV

                                   SENIORITY
                               (B.A. Article III)

(a) Any employee detained from work on account of sickness or for any other good reason shall notify the Plant Manager or his Foreman, before the start of his shift. Any employees absenting themselves from work for five (5) consecutive days without good and satisfactory reasons may be discharged and dropped from the seniority list and payroll of the Company. Repeated absence of less than five (5) days shall be subject to a progressive disciplinary program, and the Local Union will receive communications pertaining to each step disciplinary action within one working day excluding Saturdays, Sundays, and holidays of any action taken.

(b) Subject to the approval of the Company, employees requesting a leave of absence in writing for personal reasons may be granted leaves of absence not to exceed thirty (30) calendar days.

                                   ARTICLE V

                           EMPLOYMENT AND PROMOTIONS

(a) When considering applicants for a vacant job pursuant to Article IV Section (h) of the Basic Agreement, an employee who has previously held and worked on a job permanently for one year or more in the THREE years prior to the bid in question shall have preference over an employee who has not previously held that bid job. When the Company elects to award a job to an applicant who will require training to satisfactorily perform the work, the employee to whom the job was awarded will receive the rate of pay for the job he previously held or the rate of pay for the job he was awarded, whichever is less. It is understood that when the Company trains an employee, the employee in training will not work in place of an employee whose job is the same as the employee in training. When an employee's training is completed, the employee will be paid the rate of the job he was awarded. This section does not apply to an employee who bids for a maintenance job.


                                   ARTICLE Vl

                               WORKING CONDITIONS
                                (B.A. Article V)

(a) In accordance with Article (V)(h)(2) of the Basic Agreement overtime in the various job classifications will be reasonably equally divided among the employees of the respective job classification insofar as it is practical to do so.

(b) Temporary Job Vacancies: The Company shall not be required to fill temporary job vacancies, whether scheduled or unscheduled, unless the efficient operation of the plant requires that said temporary job vacancies be filled.

(c) When the Company determines that a temporary vacancy, scheduled or unscheduled, is to be filled by a laborer, the assignment will be made in the best interest of the efficient operation of the Plant. In many instances, the company will offer the senior laborer an upgrade to higher rated classifications and will continue to do so depending on the circumstances, but not as a contractual requirement. However, if the Union determines that a repeated pattern and Practice of ignoring seniority on upgrades has developed concerning a particular individual or group of individuals, it may grieve such allegation directly to the Plant Manager.

       If the Union determines that evidence indicates that the Company is pre-training certain laborers so that employees are being discriminatorily selected for a particular job opening, it may present this allegation in the form of a grievance which will commence at the third step of the grievance procedure.

       Experience gained in a temporary job assigned or awarded in accordance with this Section shall not be considered in the awarding of any job. This Section does not alter or change the terms and provisions of Section (b).

(d) The Normal schedule for day shift laboratory employees shall be 7:00 A.M. to 3:00 P.M. with a paid lunch period. This agreement does not limit the Company's right to change schedules under the scheduling clause.

(e) The Company is willing to post changes in an employee's schedule if it changed after the Thursday posting. The parties recognize that this is for information purposes only, there are no time requirements and that no penalties are required if such posting does not take place.

(f) The Company will ensure that only properly trained individuals are assigned to operate the Mobile Crane.

(g) Under normal circumstances, if the Company requires an employee in the Quarry to go to the Plant to obtain parts or supplies, it will provide transportation to and from the Plant.


                                  ARTICLE VII

                               VACATIONS WITH PAY
                               (B.A. Article Vl)

(a) In accordance with Article Vl(a) of the Basic Agreement any employee who works during at least thirteen (13) weeks in each calendar year shall be granted vacation off work without loss of pay, according to the schedule in Section (b) of Article Vl of the Basic Agreement.

(b) The Company shall submit appropriate application blanks to the employee within the first week of the calendar year, and they are to be returned to the Company within one month. In the event an employee fails to return this form to the Company, then after this one month period, the Company shall designate the employee's vacation period, and notify the employee who fails to return this application to the Company and the Union of the vacation period designated for the employee. All vacation blanks received from employees or issued by the Company shall be returned to the employees not later than the first week in March.

(c) Any change in an employee's selected and designated vacation period must be approved by the Company and the Union Committee.

(d)      (1)  Employees entitled to two (2) or more weeks of vacation may be permitted to take such vacations in two (2) separate periods of not less than one (1) week each. Seniority preference, however can be exercised in only one (1) such vacation period.

         (2) At the option of the employee, one week of his vacation may be taken in single days, provided that he states his intentions when selecting his vacation at the start of the calendar year.

              When making the final selection of the single vacation days, the employee shall give as much notice as possible but not less than 72 hours and request approval by the Plant Manager to take the vacation days chosen. This request shall not be unreasonably withheld.

              If an employee's schedule is changed after the Thursday posting as a result of another employee taking a vacation day one day at a time, there shall be no schedule penalty paid to such employee.

(e)    Vacations shall be taken within the calendar year in which it is granted.

(f) Employees who have one (1) or more years of service and who are separated from service for any reason will receive vacation pay due them on the following basis: One-twelfth (1/12) vacation credit for each one hundred (100) hours worked in his current calendar year.

(g) In the event the employment of any such employee is terminated for any reason, the Company shall pay to the employee, or to his beneficiary in the event of his death, all vacation due.

(h) THE BALANCE OF AN EMPLOYEE'S SINGLE DAY VACATION WHICH IS NOT SCHEDULED AND APPROVED BY SEPTEMBER 1 OF EACH YEAR WILL BE SCHEDULED BY MANAGEMENT.

                                  ARTICLE VIII

                                    HOLIDAYS
                               (B.A. Article VII)

(a) New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, First Day of Michigan Deer Season, Thanksgiving Day, Christmas Day, and three floating holidays are recognized as "Holidays".

(b) AN EMPLOYEE REGULARLY SCHEDULED ON A ROTATING SHIFT THAT HAS A HOLIDAY OBSERVED DURING THEIR NORMAL WORK WEEK WOULD HAVE THE FOLLOWING OPTIONS:

       A. THE EMPLOYEE COULD WORK THE HOLIDAY AND PRESENT CONTRACT LANGUAGE WOULD APPLY.

       B. THE EMPLOYEE WILL NOTIFY THE COMPANY ONE (1) WEEK PRIOR TO THE HOLIDAY THAT HE ELECTS TO WORK THE HOLIDAY AS A " NON HOLIDAY " AT THE APPROPRIATE RATE AS THOUGH IT WAS A REGULAR WORKDAY AND RECEIVE AN ADDITIONAL FLOATING HOLIDAY.

             THE ABOVE WOULD APPLY TO HOLIDAYS OCCURRING PRIOR TO SEPTEMBER 1ST OF THE AFFECTED YEAR.

             THE COMPANY WILL REVIEW THIS DURING THE FIRST TWO CALENDAR YEARS OF THE CONTRACT AND NOTIFY THE UNION IF THIS PRACTICE WILL CONTINUE THE REMAINDER OF THE CONTRACT TERM BY 31 DECEMBER 1999 OF THE SECOND YEAR.

                                   ARTICLE IX

                                BULLETIN BOARDS

(a) The Company agrees to allow the proper officers of the Union who are employees of the Charlevoix Plant of the Company to use one designated section of the plant bulletin board for posting notices in the interest of the Company and its employees.

                                   ARTICLE X

                                 MISCELLANEOUS
                               (B.A. Article XV)

(a) The Company will post a copy of the job description when a new job is bid.

(b) As has been the practice, classified employees will be assigned to assist servicemen engaged by the Company to work on Company-owned equipment during regular or overtime hours whenever their services are required. THE COMPANY WILL NOT BE REQUIRED TO ASSIGN CLASSIFIED PERSONNEL TO ASSIST SERVICEMAN PERFORMING ROUTINE LUBRICANTS AND FLUIDS SERVICE REQUIRED TO MAINTAIN WARRANTY CONDITIONS.

(c) The Company will meet with the Union Committee as soon as practical after disciplinary action has been taken against an employee which results in loss of pay to explain the reasons for the discipline given.

       Under certain circumstances the Company may notify the Union of such action prior to the time action is actually taken.

(d) If an employee's paycheck is short in excess of $25.00, the Company ill make up the shortage in cash or check prior to the completion of his next scheduled shift (excluding weekends and holidays).

(e) In the event that an endloader is used to replace the shovel for the purpose of digging and loading stone at the quarry face, the endloader operator shall be paid the regular classified hourly rate of the shovel operator. A man classified as a shovel operator may only operate a front end loader when loading shot rock, shale or sand.

(f) If the Company requires an employee to work overtime without at least one (1) day's notice, and the employee is unable to obtain transportation to his house, the Company will provide transportation for the employee.

(g) Mowing lawns with power-driven equipment: Service equipment operators rate.

(h) Painters - Bracket 11 (painting walls, floors, etc., with brushes, mixing, aesthetic qualities, etc. are important) and Bracket 8 (machinery and equipment, railings, steps, guards, etc. - using brushes or spray guns - industrial painting). Does not limit right to contract out work. Rate only.

(i) The Company will continue to supply protective leathers and coveralls for the jobs it has in the past and make sure adequate quantities of same are available for on the job use.

(j) An overtime list shall be posted weekly and shall include total hours worked and refused. Call-out sheets will be posted each day, Monday through Friday.

(k) The Company will initiate a program to provide specific training courses for specific cement plant equipment. These programs will be reviewed by the Maintenance Training Committee by August 15, 1978.

       The Committee will meet thereafter as required to review progress of trainees and course content.

       The maintenance training program shall be modified to limit the number of trainees to a maximum of forty percent (40%) in the electrical and instrument areas.

       When job openings occur such that the number of trainees would exceed this percentage the job opening will be bid for qualified electrician or instrumentman rather than for a trainee.

       The maintenance training committee shall use their efforts to improve the course content in these two areas to improve the skill and knowledge levels.

(l) The Company has purchased a 3-1/2 yard bucket endloader which will be assigned to the Service Equipment Classification.

(m)    Maintenance Training Committee shall meet at least once every month.

(n) For purposes of overtime distribution, when probationary employees are added to a job classification they will enter the classification at the highest number of overtime hours existing in the classification plus one.

(o) It is understood by both the Union and the Company that the Director of Industrial Relations will contact the payroll department of each plant to make arrangements that will allow for S.U.B. payments to be made by the end of the second week an employee is laid off. This arrangement will be made within a six (6) week period following the ratification of the 1975 contracts by the Local Unions.

       It is further understood that any S.U.B. payments made in advance of meeting the requirements of the existing S.U.B. agreement between the parties will remain subject to Section 7, Recovery of Overpayments, of the S.U.B. Agreement.

                                   ARTICLE XI

                               TERM OF AGREEMENT
                               (B.A. Article XVI)

(a) This Agreement shall have the same effective date and term and is subject to the same conditions and expiration provisions as the Basic Agreement.

       IN WITNESS WHEREOF, this Agreement between the parties has been executed by their duly authorized representatives this __ day of May, 1998.


FOR THE MEDUSA CEMENT COMPANY               FOR THE UNITED CEMENT, LIME
(DIVISION OF MEDUSA CORPORATION)            GYPSUM AND ALLIED WORKERS
                                            DIVISION (Boilermakers Union)

--------------------------------            ------------------------------------

--------------------------------            ------------------------------------

--------------------------------            ------------------------------------
   98                                          98


FOR THE CHARLEVOIX PLANT                    FOR LOCAL D-480

-------------------------------------       ------------------------------------

                         WAGE RATES - CHARLEVOIX PLANT


                                                                EFFECTIVE
                                                                ---------
BRACKET              JOB TITLE            05/01/98      05/01/99      05/01/00     05/01/01    05/01/02
-------              ---------            --------      --------      --------     --------    --------
1    Laborer (1)                          $13.99        $14.59        $15.14       $15.69       16.24
2    Janitor                               16.16         16.76         17.31        17.86       18.41
3        -                                 16.31         16.91         17.46        18.01       18.56
4        -                                 16.46         17.06         17.61        18.16       18.71
5        -                                 16.61         17.21         17.76        18.31       18.86
6        -                                 16.76         17.36         17.91        18.46       19.01
7        -                                 16.91         17.51         18.06        18.61       19.16
8        -                                 17.06         17.66         18.21        18.76       19.31
9        -                                 17.21         17.81         18.36        18.91       19.46
10       -                                 17.36         17.96         18.51        19.06       19.61
11   Stockman                              17.51         18.11         18.66        19.21       19.76
12   Lubeman                               17.66         18.26         18.81        19.36       19.91
     Repairman B
     Mechanic B
     Service Equipment Operator
     Truck Driver - Quarry
     Driller - Blaster
13       -                                 17.81         18.41         18.96        19.51       20.06
14   Mobile Crane Operator                 17.96         18.56         19.11        19.66       20.21
     Instrument B
     Electrician B
     Diesel Mechanic B
15   Machinist B                           18.11         18.71         19.26        19.81       20.36
     Cement Loader
16   Laboratory Technician                 18.26         18.86         19.41        19.96       20.51
17   Repairman A                           18.41         19.01         19.56        20.11       20.66
     Combination Quarry Operator
     Premo
     Mechanic A
18       -                                18.56          19.16         19.71        20.26       20.81
19   Electrician A                        18.71          19.31         19.86        20.41       20.96
     Machinist A
     Instrument A
     Mechanic A -  Deisel
     Analytical Chemist
     Physical Chemist
     Utility Chemist
     Shovel Operator
20       -                                18.86          19.46         20.01        20.56       21.11
21   Control Room Operator                19.51          20.36         21.16        21.71       22.26
     Shift Breaker


(1) Laborers hired after May 1, 1998 shall be paid in accordance with the following schedule:




       New Hire Rate              $10.49    11.09   11.36    11.77    12.18

  I    6 months after D.O.H.       11.19    11.67   12.11    12.55    12.99

 II    1 year after D.O.H.         12.59    13.13   13.63    14.12    14.62

III    1-1/2 years after D.O.H.    13.99    14.59   15.14    15.69    16.24

May 20, 1981


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

The following understanding has been agreed to by the Company and the Local
Union:

                   PROCEDURE FOR OVERTIME-CHARGING OF REFUSAL

1. A weekly overtime list will be posted as a guide to equally divide overtime in the respective job classifications.

2. Under normal circumstances all calls for callouts shall be verified by a bargaining unit member.

3. Overtime will be charged as long as contact is made at the employees home.

4. Refused overtime will be charged at 1 X's the time worked or paid, whichever is greater. If an employee has no phone, he will be charged as if refused. Grievance pay in regards to OT, foreman working, etc., will be charged as overtime worked.

5. Refused overtime is not to be charged when an employee is on vacation, on sick & accident, workmen's compensation, on funeral leave, or leave of absence.

6. Overtime refused once in a 24-hour period does not mean the employee has refused all overtime for that period. Contacts or callouts will not be made in less than four (4) hour intervals.

7. When an employee returns to work after being off on S & A or Workmen's Comp., he shall have his overtime brought up to one (1) hour below the lowest man in the classification. Leave of absence, etc.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

April 23, 1979


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

                  OVERTIME DISTRIBUTION FOR REFRACTORY REPAIR
                             POLICY AND GUIDELINES

PLANED SHUTDOWN OF KILN

Overtime to be distributed first among the following classifications:

         Control Operator
         Process Repair - Mobile Equipment Oper.
         Laboratory Technician

Those regularly scheduled to work will work overtime if required. Those scheduled off, will remain off, unless additional help is needed, in which case the man with the lowest number of overtime hours in the above classifications will be called first.

UNPLANNED (EMERGENCY) SHUTDOWN FOR BRICK REPAIR

Overtime divided first among the following classifications:

         Control Operator
         Process Repair- Mobile Equip. Oper.
         Laboratory Technician

1.     No overtime will be created for the purpose of equalizing overtime.

2. Unless specific circumstances require that additional hours be worked, four hours overtime in addition to the regularly scheduled eight hours shall be considered maximum, as well as eight hours overtime on an off day.

This shall not constitute a guarantee for those hours.

Sincerely,




Peter H. Geis
Director of Labor Relations & E.E.O.

July 13, 1978


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

The following understanding has been agreed to by the Company and the Local
Union.

FILLING VACANCIES ON SHIFT (applies to full 8 hour shift)

If low overtime individual in classification is on off day when vacancy occurs, he will be offered the full 8 hour shift. If he refuses or if off individual is not low overtime, then the shift will be split in 4 hour increments between individuals on shift either side of the vacant shift.

No penalty payment is required if this procedure is not followed.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

August 28, 1980


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

The following understanding has been agreed to by the Company and the Local
Union:

AGREEMENT CONCERNING DUTIES OF PROCESS REPAIR-MOBILE
EQUIP. OPERATOR

As part of their duties the Process Repair - Mobile Equipment Operators use endloaders of 4 or more cubic yards capacity and other small mobile equipment.

The use of small endloaders is limited to the work necessary to provide access to production machinery, the movement of materials necessary to keep production machinery operating, and other uses related to their shift operations. Use of small endloaders for general clean up and house keeping falls within the Service Equipment Operators classification.

Operation of all other small equipment is limited to the use necessary to perform their primary function of their job, i.e., such as the use of a fork lift to handle brick.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

September 4, 1980


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

The following understanding has been agreed to by the Company and the Local
Union.

This letter is written in conjunction with the combination of the PAR, PU, and Endloader Operator jobs into one job title - Process Repair - Mobile Equipment Operator.

The operation of the 50 ton quarry trucks by the Process Repair- Mobile Equipment Operator will be limited to the handling of kiln dust. This includes pugging, hauling and clean-up of this total area.

The scraper will be limited to Quarry Utility classification wherever it is used.

The operation of endloaders involved in quarrying, stripping, road building and land reclamation belongs to the quarry classifications.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

11/21/78 (Revised as to Job Title 8/29/80)


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 48720

Dear Mr. Oleksy:

The following understanding has been agreed to by the Company and the Local
Union:

MOBILE CRANE OPERATOR

The mobile crane (cherry picker) is operated by the repairmen, mechanics, quarry utility, and Service Equipment Operator classifications.

Quarry Utility operation of the crane is limited to activities associated with the quarry other than repair work.

When the crane is being used, and the repairman, mechanics or quarry utility are working on overtime, and the overtime actually worked on the job exceeds 2 hours, the qualified Service Equipment Operators shall be offered the job of operating the crane.

Operation of the crane, when not involved in the above procedures, shall be in the Service Operators classification.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

May 18, 1976


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

The following protection clause is still in effect:

      "Employees who are classified as "day maintenance" personnel as of June 1, 1969, will not have their schedules changed to require them to work five (5) days at straight time other than Monday through Friday, first shift, except past practice in regard to a plant shutdown remains unchanged. The Company can establish new jobs that historically have been "day maintenance" jobs, and schedule these jobs to work days and shifts other than Monday through Friday, first shift. However, the job held by an employee who is classified as "day maintenance" as of June 1, 1969, cannot be eliminated until the job is vacated by the employee.

Sincerely,




Peter H. Geis
Director of Labor Relation & E.E.O.

May 18, 1979


Mr. Thomas Oleksy
President, Local D480
UNITED CEMENT, LIME GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Charlevoix, Michigan 49720

Dear Mr. Oleksy:

The following understanding has been agreed to by the Company and the Local
Union:

Floating holidays will be administered under the same guidelines as present vacations. A senior employee may not bump a junior employee from his/her selection once the selection has been approved.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

March 28, 1980


Mr. August Clavier
UNITED CEMENT, LIME, GYPSUM AND
ALLIED WORKERS INTERNATIONAL UNION
Alpena, Michigan 49707

Dear Mr. Clavier

This letter is to confirm the Company's position and action taken by the parties at our meeting with Local 480 at our Charlevoix Plant on March 25, 1980.

                      GRIEVANCES SCHEDULED FOR ARBITRATION

GRIEVANCE #47-78 - When the Company determines that it is necessary to require an employee or employees in a classification to work overtime, it will go to the qualified employee lowest in overtime in the classification who has not voluntarily accepted that overtime, who is present in the plant. If sufficient manning is not obtained at the Plant for the overtime required, the Company will go to the employee lowest in overtime in the classification who is off, to work the required overtime.

As circumstances permit, the Company will go outside the classification to attempt to obtain another qualified employee before requiring an employee in the classification to work overtime.

In the settlement of the grievance, the Company will reduce the three-day disciplinary layoff to one day and the two applicable grievants will be paid sixteen (16) hours at straight time.

Sincerely,



Peter H. Geis
Director of Labor Relations & E.E.O.

November 4, 1981



Mr. Gary Loder, Recording Sec'y.
United Cement, Lime & Gypsum
Workers International
329 Meech Street
Charlevoix, Michigan 49720

Dear Gary:

       Subject: Operating Shift Brkr. Overtime

Per our agreement at the Third Step meeting on 10-21-81 concerning Grievance #59-81 and #66-81 the following:

The OPERATING SHIFT BREAKER will be included in both the Control Room Operator classification and PREMO classification for overtime purposes. His overtime total will be incorporated in both these classifications.

Very truly yours,



Ed Pierce
Production Supt.
EP:s

cc:  T. Thimm
     T. Curtis
     P. Geis
     K. Pack
     W. Krueger
     Shift Foreman
     File

                     MEMORANDUM OF UNDERSTANDING - 5/20/87

                                CHARLEVOIX PLANT

Should the Machinist classification be in a position where there is only one person in the classification and he has not completed the Maintenance Progression Program, and the Company determines another person should be added to the classification, it will take the following steps:

1. It will post for a Machinist "A" and will review those who bid on the job. If no one is qualified to fill the duties of a Machinist "A" then,

2.     The Company may hire a Machinist "A" to fill the position.

The parties recognize that this is an exception to the current terms of the Maintenance Progression Agreement and is without precedence for any future situations in any other classification covered by that Agreement.

                                      For Local D480, Cement, Lime, Gypsum
                                      and Allied Division (International
                                      Brotherhood of Boilermakers, Iron
For the Medusa Cement                 Ship Builders) BLACKSMITHS,
Company (Division of                  FORGERS AND HELPERS (AFL-CIO)
Medusa Corporation                    AFL-CIO)


--------------------------------      ------------------------------------

                                CHARLEVOIX PLANT


      NAME                                  SENIORITY DATE
      ----                                  --------------
Michael Borths                                 6/12/66
Jim Zeitler                                     6/5/67
Drew Young, Jr.                                6/12/67
John Bascom                                    7/24/67
Gary Loder                                     7/24/67
Dick Mitchell                                  7/24/67
Joseph McCann                                  7/25/67
Roger Kerr                                     7/31/67
Lenard Nelson                                   8/7/67
Gerald Bell                                     8/7/67
Harold Archey                                  8/28/67
Dennis Spence                                   9/5/67
Al Towsley                                      9/7/67
Richard Elzinga                                9/10/67
Tony Resch                                     9/28/67
Tom Oleksy                                     12/4/67
Tracy Curtis                                  12/11/67
Stanley Johnston                               5/27/68
Howard Herriman                                7/22/68
John Borths                                    8/26/68
Gary Zipp                                      9/30/68
Richard Putman                                  6/2/69
Floyd Genia                                    2/11/70
Patrick Kerr                                   8/31/70
Paul Parrish                                   9/14/70
Gary Nelson                                    9/22/70
Robert Holtzman                                9/24/70
Nathaniel Herriman                             4/12/71
David Coen                                     6/17/71
Randall Williams                              11/16/71
John Leadabrand                                5/25/72
Tom Browe                                      7/10/73
Eugene Towsley                                 10/8/73
Kenneth Balch                                 11/19/73
Jeffrey Pines                                 11/19/73
Chester Drenth                                  1/2/74
William Novotny                                 1/2/74
Edmond Drew                                    3/12/75
Gary Field                                     8/18/75
Jerry Drost                                     1/6/76
Ray Dixon                                       2/9/76



      NAME                                  SENIORITY DATE
      ----                                  --------------
Curtis Meixsell                                9/14/76
Delbert Batdorff                               8/22/77
Bruce Meggison                                11/21/77
Ronald Celaschi                               11/22/77
Glenn Alexander                                2/12/79
James Parrish                                  2/19/79
Clyde Allison                                  2/19/79
Robert Wirgau                                  2/19/79
Gabriel Campbell                               2/19/79
Michael Bales                                   5/7/79
Brian Price                                     5/8/79
Loren Purvis                                    5/8/79
Dan Gillespie                                   5/8/79
James Klooster                                 5/14/79
Bejamin Drost                                  7/23/79
Lindsay Thayer                                 7/23/79
Vernon Matthews                                7/30/79
Mike Raecke                                    7/30/79
Robert Geer                                    9/17/79
Clinton Blanchard                              9/17/79
Mary McDonough                                 9/17/79
Carol Hobbs                                    9/24/79
Nathan Himebauch                              11/26/79
Nathan Klooster                               11/26/79
Dennis Daly                                   12/10/79
William Webster                                3/31/80
Daniel Hutterer                                4/14/80
Steven Zwolanek                                4/14/80
John Fritsch                                   4/14/80
Richard Seibert                                5/15/80
Dennis Kohlbeck                                6/23/80
George McClellan                                9/8/80
Jesse Salinas                                   9/8/80
Walter Holm                                     9/8/80
Gerald Johnson                                 1/28/81
Henry Archey                                   1/28/81
Larry Swanson                                  2/11/81
Timothy Carey                                  2/26/81
Louis Raymond                                  4/22/85
David Storm                                    5/13/85
James Shooks                                   8/12/85


                                CHARLEVOIX PLANT


      NAME                                  SENIORITY DATE
      ----                                  --------------
Gary Spencley                                  11/3/86
James Herriman                                 1/26/87
Bernie DeVries                                 2/23/87
Bruce Wood                                     9/21/87
Byron Ingalls                                  7/25/88
Richard Elzinga, Jr.                           3/13/89
Cash Clark                                    12/20/89
John Coates                                   12/26/89
Dennis Dominic                                 2/25/91
Dennis Looze                                   2/25/91
Kevin Deming                                   2/25/91
Anthony Kleiber                                5/28/91
Joe Left                                       4/27/92
Andrew Johnson                                 10/4/93
Michael Whitley                               10/25/93
Gregg Swanson                                  4/24/94
Jeffrey Novotny                                4/25/94
Tom Allen                                       3/6/95
Kevin Deschermeier                              3/6/95
Larry Cross                                    3/13/95
John Peebles                                   10/9/95
Curtis Rhodes                                  10/9/95
Archie Cole                                    2/12/96
Tom Herriman                                   2/12/96
Matt Johnson                                   2/12/96
Julie Blanchard                                3/11/96
Jeff Smith                                    11/18/96
Ryan Celaschi                                 11/18/96
Jason Parrish                                  11/3/97
Randy Zipp                                     11/3/97
Pat Martin                                     1/26/98
Maryanne Pfister                               2/16/98
Michael Anderson                               6/11/98



                                      2